EXHIBIT 10

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement No. 333-71081 on Form N-4 of our report dated March 10, 2003, related to the financial statements of Pacific Life & Annuity Company as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, appearing in the Statement of Additional Information of Pacific Innovations Select, which is part of such Registration Statement; and to the incorporation by reference of our report dated February 14, 2003, related to the statements of assets and liabilities of Separate Account A of Pacific Life & Annuity Company as of December 31, 2002, the related statement of operations, statements of changes in net assets and financial highlights for the period from commencement of operations through December 31, 2002, appearing in the Annual Report of Separate Account A of Pacific Life & Annuity Company for the year ended December 31, 2002.

We also consent to the reference to us under the heading “Independent Auditors” in such Statement of Additional Information and under the heading “Financial Highlights” in such Prospectus.

/s/    DELOITTE & TOUCHE LLP

Costa Mesa, California

April 28, 2003